Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
205-944-1312

HIBBETT REPORTS SECOND QUARTER RESULTS

•Reiterates Full Year Fiscal 2024 Comparable Sales and Diluted EPS Guidance
•Q2 Comparable Sales Decrease 7.3% Versus Prior Year; Net Sales Down 4.6% Year-Over-Year
•Q2 Diluted EPS of $0.85

BIRMINGHAM, Ala. (August 25, 2023) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its second quarter ended July 29, 2023, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “We are pleased with our performance for the second quarter of Fiscal 2024. Our business model focuses on providing an exceptional consumer experience in underserved markets and produced solid financial results despite a challenging retail environment. Our sales for the second quarter were supported by a strong start to the busy back-to-school season and we also benefited from a positive customer response to new product launches during the quarter. Our strong relationships with valued brand partners continue to provide us the ability to offer a compelling product assortment and as a result, we believe we continue to gain market share.”

Mr. Longo continued, “In today’s inflationary environment, consumers have pulled back on discretionary spending. In response, we have continued to focus on offering the products that meet our customers’ more selective interests. Due to these efforts, our footwear sales, especially with our popular premium brands, have remained more consistent while our apparel business continues to reflect softer demand amid a heavy promotional environment. Although we still face considerable headwinds, we believe we are well positioned for continued growth when market conditions improve. As always, we are focused on the long term and we remain confident in our ability to offer the most compelling brands and products while continuing to attract and retain customers in Fiscal 2024 and beyond. We are reiterating our previously stated guidance for the current fiscal year.”

Second Quarter Results

Net sales for the 13-weeks ended July 29, 2023, decreased 4.6% to $374.9 million compared with $392.8 million for the 13-weeks ended July 30, 2022. Comparable sales decreased 7.3% versus the prior year period. Brick and mortar comparable sales declined 7.7% while e-commerce sales decreased 5.2% on a year-over-year basis. E-commerce represented 15.1% of total net sales for the 13-weeks ended July 29, 2023, compared to 15.2% in the 13-weeks ended July 30, 2022.

Gross margin was 32.8% of net sales for the 13-weeks ended July 29, 2023, compared with 34.4% of net sales for the 13-weeks ended July 30, 2022. The approximate 160 basis point decline was driven primarily by lower average product margin which was approximately 215 basis points lower than the prior year period. This decline was driven mainly by higher promotional activity across both footwear and apparel. In addition, the year-over-year sales decline resulted in deleverage of store occupancy costs of approximately 100 basis points. These unfavorable gross margin impacts were partially offset by lower freight, shipping and logistics expenses as a percent of sales in comparison the prior year quarter.

Store operating, selling and administrative (“SG&A”) expenses were 25.3% of net sales for the 13-weeks ended July 29, 2023, compared with 23.3% of net sales for the 13-weeks ended July 30, 2022. The increase of approximately

Exhibit 99.1
200 basis points is primarily the result of deleverage from lower sales volume with the largest headwinds noted in wage increases driven by inflation, incentive compensation, medical expenses and data processing costs.

Net income for the 13-weeks ended July 29, 2023, was $10.9 million, or $0.85 per diluted share, compared with net income of $24.7 million, or $1.86 per diluted share, for the 13-weeks ended July 30, 2022.

For the 13-weeks ended July 29, 2023, we opened 5 net new stores, bringing the store base to 1,148 in 36 states.

As of July 29, 2023, we had $33.1 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and $106.9 million of debt outstanding on our $160.0 million unsecured line of credit. Inventory as of July 29, 2023, was $430.8 million, a 17.6% increase compared to the prior year second quarter and up 2.4% from the beginning of the year.

During the 13-weeks ended July 29, 2023, we repurchased 294,917 shares of common stock under our Stock Repurchase Program (the “Repurchase Program”) for a total expenditure of $11.0 million. We also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.2 million.

Fiscal 2024 Year-to-Date Results

Net sales for the 26-weeks ended July 29, 2023, increased 1.7% to $830.4 million compared with $816.9 million for the 26-weeks ended July 30, 2022. Comparable sales decreased 1.4% versus the 26-weeks ended July 30, 2022. Brick and mortar comparable sales declined 1.2% and e-commerce sales decreased 2.2% compared to the 26-weeks ended July 30, 2022. E-commerce represented 14.3% of total net sales for the 26-weeks ended July 29, 2023, compared to 14.9% in the 26-weeks ended July 30, 2022.

Gross margin was 33.3% of net sales for the 26-weeks ended July 29, 2023, compared with 35.7% of net sales for the 26-weeks ended July 30, 2022. The approximate 240 basis point decline was due to lower average product margin of approximately 300 basis points and an approximate 45 basis point increase in store occupancy costs. Freight, shipping and logistics costs have improved as a percent of sales on a year-over-year basis, partially offsetting the unfavorable average product margin and store occupancy performance.

SG&A expenses were 23.0% of net sales for the 26-weeks ended July 29, 2023, compared with 22.9% of net sales for the 26-weeks ended July 30, 2022. The modest 10 basis point increase is primarily the result of higher medical expenses and an increase in data processing costs partially offset by lower advertising and professional fees.

Net income for the 26-weeks ended July 29, 2023, was $46.8 million, or $3.61 per diluted share, compared with $64.1 million, or $4.77 per diluted share for the 26-weeks ended July 30, 2022.

Capital expenditures during the 26-weeks ended July 29, 2023, were $25.7 million compared to $30.5 million in the 26-weeks ended July 30, 2022. Capital expenditures were predominantly related to store initiatives including new store openings, relocations, expansions, remodels and updated store signage.

Exhibit 99.1
Fiscal 2024 Outlook

Although the current retail business climate remains challenging as consumer demand has been negatively impacted by persistent inflation and higher interest rates, among other factors, we are reiterating our full-year Fiscal 2024 guidance as noted in the following table.

Metric	Reiterated Guidance
Total sales	Flat to up ~2.0%
Sales percent by quarter	~26%, ~22%, ~24%, ~28%
Comp sales	Down low-single digit
Brick and mortar	Down low-single digit
E-commerce	Down low-single digit
Net store growth in units	40 to 50
Gross margin %	33.9% to 34.0%
SG&A %	23.3% to 23.5%
Operating profit %	7.4% to 7.8%
Interest expense %	0.40% to 0.45%
Diluted EPS	$7.00 to $7.75
Diluted shares	~12.8 million
Tax rate	23.5% to 23.7%
Capital expenditures	$60 to $70 million

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, August 25, 2023, to discuss second quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,148 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of July 29, 2023. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Exhibit 99.1
Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2024 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry, including the possible effects of inflation and higher interest rates; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; future reliability of, and cost associated with, disruptions in the global supply chain including increased freight and transportation costs, and the potential impacts on our domestic and international sources of product; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises or other significant or catastrophic events such as extreme weather, natural disasters or climate change; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt level or changes in fiscal, monetary or regulatory policy; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; labor availability and wage pressures; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisitions, other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based on our expectations and judgments as of the date of this press release and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K as well as similar disclosures in our other filings with the Securities and Exchange Commission, press releases and other communications. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				26-Weeks Ended
	July 29, 2023		July 30, 2022		July 29, 2023		July 30, 2022
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$374,877		$392,805		$830,374		$816,857
Cost of goods sold	251,954	67.2%	257,653	65.6%	553,832	66.7%	524,872	64.3%
Gross margin	122,923	32.8%	135,152	34.4%	276,542	33.3%	291,985	35.7%
Store operating, selling and administrative expenses	94,867	25.3%	91,414	23.3%	190,880	23.0%	187,011	22.9%
Depreciation and amortization	12,039	3.2%	10,926	2.8%	23,732	2.9%	21,444	2.6%
Operating income	16,017	4.3%	32,812	8.4%	61,930	7.5%	83,530	10.2%
Interest expense, net	1,891	0.5%	361	0.1%	3,217	0.4%	432	0.1%
Income before provision for income taxes	14,126	3.8%	32,451	8.3%	58,713	7.1%	83,098	10.2%
Provision for income taxes	3,224	0.9%	7,738	2.0%	11,936	1.4%	19,038	2.3%
Net income	$10,902	2.9%	$24,713	6.3%	$46,777	5.6%	$64,060	7.8%

Basic earnings per share	$0.86		$1.91		$3.68		$4.89
Diluted earnings per share	$0.85		$1.86		$3.61		$4.77

Weighted average shares:
Basic	12,648		12,951		12,719		13,088
Diluted	12,822		13,261		12,967		13,436

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 29, 2023	January 28, 2023	July 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$33,067	$16,015	$28,438
Receivables, net	15,449	12,850	16,495
Inventories, net	430,819	420,839	366,218
Other current assets	23,124	23,351	25,864
Total current assets	502,459	473,055	437,015

Property and equipment, net	174,358	169,476	159,608
Operating right-of-use assets	263,334	263,391	260,932
Finance right-of-use assets, net	2,366	2,279	2,086
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	2,875	3,025	2,441
Other assets, net	7,974	4,434	3,113
Total assets	$976,866	$939,160	$888,695

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$133,310	$190,648	$140,951
Operating lease obligations	73,700	72,544	73,454
Credit facility	106,897	36,264	88,548
Finance lease obligations	802	1,132	1,015
Accrued payroll expense	12,776	11,361	11,755
Other accrued expenses	15,977	15,803	16,631
Total current liabilities	343,462	327,752	332,354
Operating lease obligations	229,292	229,388	228,848
Finance lease obligations	1,690	1,305	1,258
Other liabilities	5,112	4,484	3,692
Stockholders’ investment	397,310	376,231	322,543
Total liabilities and stockholders’ investment	$976,866	$939,160	$888,695

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Sales Information
Net sales (decrease) increase	(4.6)%	(6.3)%	1.7%	(11.8)%
Comparable store sales decrease	(7.3)%	(9.2)%	(1.4)%	(14.5)%

Store Count Information
Beginning of period	1,143	1,105	1,133	1,096
New stores opened	6	13	18	22
Rebranded stores	—	—	—	1
Stores closed	(1)	(1)	(3)	(2)
End of period	1,148	1,117	1,148	1,117

Estimated square footage at end of period (in thousands)	6,514	6,335

Balance Sheet Information
Average inventory per store	$375,278	$327,859

Share Repurchase Information
Shares purchased under our Repurchase Program	294,917	145,178	454,509	636,396
Cost (in thousands)	$11,013	$7,009	$21,212	$29,409
Settlement of net share equity awards	—	—	47,177	45,993
Cost (in thousands)	$—	$—	$2,833	$2,069

Dividend Information
Number of declarations	1	1	2	2
Cash paid (in thousands)	$3,165	$3,223	$6,339	$6,500
Total paid per share	$0.25	$0.25	$0.50	$0.50